UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2019

LIFEAPPS BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-54867 (Commission File Number)	80-0671280 (I.R.S. Employer of Incorporation)

2435 Dixie Highway
Wilton, FL 33305

(Address of principal executive offices, including zip code)

(954) 947-6133

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 3.02.	Unregistered Sales of Equity Securities.

On March 25, 2019 our Board of Directors appointed Martina Navratilova to our Board of Directors. In connection with such appointment we will issue 1,000,000 shares of our restricted common stock to Ms. Navratilova. We also agreed to pay Ms. Navratilova an annual fee of $25,000 in common stock payable in monthly installments on a pro-rata basis and valued based on the 5 trading day volume weighted average price for our common stock during the last five trading days preceding the month of payment. The shares will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Effective March 26, 2019 we issued 4,609,458 and 3,990,840 shares of our restricted common stock to Brian Neal and Robert Gayman, respectively, pursuant to the automatic exercise of warrants issued to Messrs. Neal and Gayman on January 25, 2019. The automatic exercise was triggered by the March 26, 2019 filing of a Certificate of Amendment (the “Certificate of Amendment”) to our Certificate of Incorporation which increased our authorized capitalization. Effective March 26, 2019, we issued 8,598,578 shares of our restricted common stock to the holder of the outstanding share of our Series A Convertible Preferred Stock pursuant to the automatic conversion triggered by the filing of the Certificate of Amendment and the automatic exercise of the warrants referenced above. The share issuances referenced above were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2019 we increased the size of our Board of Directors to five persons and appointed Martina Navratilova to the vacant director position created thereby. In connection with such appointment, we agreed to issue 1,000,000 shares of our restricted common stock to Martina Navratilova. We also agreed to pay her an annual fee of $25,000 for serving as a director is payable in stock. We also granted Ms. Navratilova the right to participate in the commission program we intend to establish with respect to direct (20% commissions) and indirect (10% commissions) sales related to our LGBT Loyalty Sponsorship Programs, the terms of which will be set forth in a separate agreement between us and Ms. Navratilova.

Martina Navratilova, age 62, is a former professional tennis player deemed by many to be the most successful female tennis player of the U.S. Open era. Over a career spanning four decades, Ms. Navratilova won 59 Grand Slam titles, including a record 9 Wimbledon singles championships, 167 singles and 177 doubles championships. Over the course of her tennis career, Ms. Navratilova was distinguished as the Women’s Tennis Association’s (“WTA”) "Tour Player of the Year" seven times, named the Associated Press's "Female Athlete of the Year" and declared one of the "Top Forty Athletes of All-Time" by Sports Illustrated. After being inducted into the International Tennis Hall of Fame, she continued to take part in WTA events as well as the 2004 Olympics Games. As she approached her 50th birthday in 2006, she decided to leave the tour circuit behind after her final Grand Slam, a mixed-doubles championship with Bob Bryan at the U.S. Open making her the oldest player to ever win a Grand Slam title. Ms. Navratilova provides commentary to the Tennis Channel's audience during its coverage of the Grand Slams. She is an ambassador for the WTA and is a regular commentator for the British Broadcasting Corporation and Tennis Channel at Wimbledon. Ms. Navratilova also works for BT Sport and appears regularly on their tennis commentary. She spends as much time as she can with her family in Miami, and often finds herself traveling the world, speaking at events, playing in numerous exhibition matches, and tirelessly promoting all of the issues that are close to her heart. As one of the first openly gay sports figures, she has spent much of her career overcoming prejudices and stereotypes, giving up millions of dollars in endorsements and sponsorships as a result of her insistence on living a life of integrity and honesty. Since coming out in 1981, she has been an inspiring and vocal advocate for equal rights and a strong supporter of many charities benefiting the LGBT community. She has received numerous awards from many of the most influential organizations within the LGBT community. We believe Ms. Navratilova is qualified to serve on our Board of Directors based upon her industry and professional background.

Item 5.03	Amendments to Articles of Incorporation; Change in Fiscal Year.

On March 26, 2019 we filed a Certificate of Amendment to our Certificate of Incorporation to increase our authorized capitalization to 1,000,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share. As set forth in our Definitive Information Statement under Section 14(c) of the Securities Exchange Act of 1934, as amended, which was filed on February 26, 2019, the amendment to our Certificate of Incorporation was approved by our Board of Directors and the holders of a majority of our outstanding common stock by written consents dated February 11, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeApps Brands Inc.

Date: March 29, 2019	By:	/s/ Robert A. Blair
	Name:	Robert A. Blair
	Title:	Chief Executive Officer

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